Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-70394-01) of the Williams Coal Seam Gas Royalty Trust and in the related Prospectus of our report dated March 11, 2005, with respect to the financial statements of the Williams Coal Seam Gas Royalty Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
Tulsa, Oklahoma
March 11, 2005